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                                                                    EXHIBIT 99.1


John E. Jackson
Senior Vice President and Chief Financial Officer
Hanover Compressor Company
12001 North Houston Rosslyn Road
Houston, Texas 77086

Dear Mr. Jackson:

         You have furnished us with a copy of your "Notification of Late Filing" on Form 12b-25 dated March 16, 2004.

         We are in agreement with the comments in the last paragraph under
Part III of the Form with respect to the reasons why we are unable to furnish our report on the financial statements of Hanover Compressor Company ("Hanover") on or before the date the Form 10-K of Hanover for the year ended December 31, 2003 is required to be filed.

Yours very truly,



PricewaterhouseCoopers LLP

Houston, Texas

March 16, 2004